EXECUTION VERSION

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

ALEXANDER & BALDWIN, INC.,
as Holdings,

ALEXANDER & BALDWIN, LLC,
as the Company, and
CERTAIN OF THEIR RESPECTIVE AFFILIATES

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

December 20, 2017

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

TABLE OF CONTENTS

PAGE
1.AUTHORIZATION OF NOTES    1
1A.    Series 2017-1 Notes    1
1B.    Shelf Notes    2
1C.    Guaranty    3
2.PURCHASE AND SALE OF NOTES    3
2A.    Series 2017-1 Notes    3
2B.    Shelf Notes    4
2C.    Closings    5
2D.    Fees    6
3.CONDITIONS OF CLOSING    6
4.PREPAYMENTS    8
4B.    Optional Prepayment With Make-Whole Amount    8
4C.    Notice of Optional Prepayment    8
4D.    Application of Prepayments    9
4E.    Retirement of Notes    9
5.AFFIRMATIVE COVENANTS    9
5A.    Financial Statements    9
5B.    Inspection of Property    11
5C.    Covenant to Secure Notes Equally    11
5D.    Information Required by Rule 144A    12
5E.    Maintenance of Properties; Insurance    12
5F.    Environmental and Safety Laws    12
5G.    Guarantors and Co-Issuers    12
5H.    Most Favored Lender and Other Provisions    13
5I.    REIT Status    15
5J.    Potential Coupon Adjustment    15
6.NEGATIVE COVENANTS    16
6A.    Financial Covenants    16
6B.    Lien and Other Restrictions    18
6C.    Restricted Payments    22
6D.    Economic Sanctions, Etc    22
6E.    Additional Agreements    23

7.EVENTS OF DEFAULT    23
7A.    Acceleration    23
7B.    Rescission of Acceleration    27
7C.    Notice of Acceleration or Rescission    27
7D.    Other Remedies    27
8.REPRESENTATIONS, COVENANTS AND WARRANTIES    27
8A.    Organization    27
8B.    Financial Statements    28
8C.    Actions Pending.    29
8D.    Outstanding Debt    29
8E.    Title to Properties    29
8F.    Taxes    29
8G.    Conflicting Agreements and Other Matters    29
8H.    Offering of the Notes    30
8I.    Regulation U, Etc    30
8J.    ERISA    30
8K.    Governmental Consent    31
8L.    Utility Company Status    31
8M.    Investment Company Status    32
8N.    Real Property Matters    32
8O.    Possession of Franchises, Licenses, Etc    32
8P.    Environmental and Safety Matters    32
8Q.    Hostile Tender Offers    32
8R.    Employee Relations    33
8S.    Regulations and Legislation    33
8T.    Foreign Assets Control Regulations, Etc    33
8U.    Disclosure    34
8V.    Reorganization    34
9.REPRESENTATIONS OF THE PURCHASERS    34
9A.    Nature of Purchase    34
9B.    Source of Funds    34
10.DEFINITIONS; ACCOUNTING MATTERS    36
10A.    Make-Whole Amount Terms    36
10B.    Other Terms    38
10C.    Accounting Principles, Terms and Determinations    59
11.MULTIPARTY GUARANTY    59
11A.    Unconditional Guaranty    59
11B.    Reimbursement of Expenses    60

11C.    Guaranteed Obligations Unaffected    60
11D.    Joint and Several Liability    60
11E.    Enforcement of Guaranteed Obligations    60
11F.    Tolling of Statute of Limitations    60
11G.    Rights of Contribution    61
11H.    Subrogation.    61
11I    Amendments, Etc., With Respect to Guaranteed Obligations    62
11J.    Guaranty Absolute and Unconditional; Termination    62
11K.    Reinstatement    63
11L.    Payments    63
11M.    Bound by Other Provisions    63
11N.    Additional Guarantors    64
12.MISCELLANEOUS    64
12A.    Note Payments    64
12B.    Expenses    64
12C.    Consent to Amendments    65
12D.    Form, Registration, Transfer and Exchange of Notes; Transfer
Restriction    65
12E.    Persons Deemed Owners; Participations    66
12F.    Survival of Representations and Warranties; Entire Agreement; No Novation    66
12G.    Successors and Assigns    67
12H.    Independence of Covenants    67
12I.    Notices    67
12J.    Descriptive Headings    67
12K.    Satisfaction Requirement    67
12L.    Governing Law    68
12M.    Payments Due on Non- Business Days    68
12N.    Severability    68
12O.    Severalty of Obligations    68
12P.    Jurisdiction and Process; Waiver of Jury Trial    68
12Q.    Counterparts    69
12R.    Binding Agreement    69

Schedules and Exhibits

Schedule 1	- -	Information Relating to Purchasers of Series 2017-1 Notes
Exhibit A-1	- -	Form of Series 2017-1 Note
Exhibit A-2	- -	Form of Shelf Note
Exhibit B	- -	Form of Supplement
Exhibit C	- -	Form of Joinder Agreement
Schedule 6B(1)	- -	Existing Liens
Schedule 8A	- -	Subsidiaries of Holdings and Ownership of Subsidiary Equity

ALEXANDER & BALDWIN, INC., ALEXANDER & BALDWIN, LLC, et al.
822 Bishop Street
Honolulu, Hawaii 96801- 3440

As of December 20, 2017

AIG Asset Management (U.S.), LLC; and Each AIG Affiliate (as defined herein) which becomes bound by certain provisions of this Agreement as hereinafter provided

c/o AIG Asset Management (U.S.), LLC 2929 Allen Parkway, A36-04
Houston, Texas 77019-2155 Ladies and Gentlemen:
Each of the undersigned, Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Alexander & Baldwin, LLC, Series R (“Series R”), Alexander & Baldwin, LLC, Series T (“Series T”), Alexander & Baldwin, LLC, Series M (“Series M” and together with the Company, Series R, Series T and each other Person that becomes a co-issuer hereunder pursuant to the terms hereof, the “Co-Issuers”), and Alexander & Baldwin, Inc., a Hawaii corporation (“Holdings”) and the Persons which are or hereafter become Guarantors, hereby jointly and severally agree with AIG Asset Management (U.S.), LLC, a Delaware limited liability company (“AIG”), each AIG Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (each, a “Purchaser” and, collectively, the “Purchasers”), and each other holder of a Note from time to time (as defined herein), as follows:

1.AUTHORIZATION OF NOTES.

1A. Series 2017-1 Notes. The Co-Issuers have authorized, as an initial Series (defined below) of senior promissory notes hereunder, the issue and sale of $25,000,000 aggregate principal amount of their 4.30% Series 2017-1 Senior Notes due December 20, 2029 (as amended, restated, supplemented or otherwise modified from time to time, and including any such notes issued in substitution therefor pursuant to paragraph 12D, the “Series 2017-1 Notes”). The Series 2017-1 Notes shall be substantially in the form set out in Exhibit A-1.

Certain capitalized terms used in this Agreement are defined in paragraph 10. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) subject to paragraph 12G, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references to a “paragraph” are to one of the paragraphs of this Agreement, and references to an “Exhibit” or “Schedule” are to one of the exhibits or schedules to this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

1B.    Shelf Notes.

1B(1) Authorization. The Co-Issuers may, from time to time and in accordance with the terms of this Agreement, authorize the issue and sale of additional senior promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”, such term to include any such notes issued in substitution therefor pursuant to paragraph 12D of this Agreement), issuable in series (each a “Series” of Notes, such term to include the Series 2017-1 Notes) on the terms set forth herein. The Shelf Notes of each Series will be substantially in the form set out in Exhibit A-2 , with the applicable terms for such Series, to be attached to the related Supplement (defined below) for such Series and, in each case, with such changes therefrom, if any, as may be approved by the purchasers of the Notes of such Series and the Co- Issuers. The terms “Note” and “Notes” as used in this Agreement include, collectively, each Series 2017-1 Note and each Shelf Note delivered pursuant to any provision of this Agreement, and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

1B(2). Establishment of Series. Each Series of Shelf Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit B, and will be subject to the following terms and conditions:

(a)Shelf Notes of a Series may be issued and sold hereunder only to AIG Affiliates, each in its sole and absolute discretion, it being the express understanding and agreement of the parties hereto that the terms of this Agreement shall not be construed by the Co-Issuers, Holdings or any other Person as a commitment by AIG or any AIG Affiliate;

(b)a Series of Shelf Notes may be issued and sold pursuant to this Agreement only during the Issuance Period (as defined in paragraph 2B(2));

(c)the aggregate principal amount of all Shelf Notes of additional Series that may be issued hereunder is $0 (the “Maximum Shelf Facility Amount”);

(d)the designation of each Series of Shelf Notes shall distinguish the Shelf Notes of one Series from the Series 2017-1 Notes and the Shelf Notes of all other Series, and Shelf Notes of a Series may be issued in tranches within a Series;

(e)the Shelf Notes of each Series and the Multiparty Guaranty in respect thereof shall rank pari passu in right of payment with the Series 2017-1 Notes and each other Series of Shelf Notes and at least pari passu in right of payment with all other unsecured Senior Indebtedness of the Co-Issuers and the Guarantors, as the case may be;

(f)the Shelf Notes of each Series shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory prepayments on the dates and with the Make-Whole Amounts and other payment amounts, if any, as are agreed to between the Co-Issuers, Holdings and the Purchasers thereof and provided in the Supplement under which such Shelf Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;

(g)a closing fee of 10 basis points shall be payable to the Purchasers of each Series of Shelf Notes as a condition to and on the date of issuance of such Shelf Notes in accordance with paragraph 2D(2);

(h)any additional covenants, Defaults, Events of Defaults, rights or similar provisions that are added by a Supplement for the benefit of a Series of Shelf Notes to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides, provided, that any such additional covenants, Defaults or Events of Default shall not reduce or diminish any existing covenants or Events of Default; and

(i)except to the extent provided in clause (f) above, all of the provisions of this Agreement shall apply to the Notes of each Series.

1C. Multiparty Guaranty. The payment by the Co-Issuers of all amounts due with respect to the Notes and the performance by the Co-Issuers of their obligations under this Agreement (including each Supplement) will be absolutely and unconditionally, jointly and severally, guaranteed by Holdings and each other Guarantor pursuant to the Multiparty Guaranty set forth in paragraph 11 of this Agreement.

2.PURCHASE AND SALE OF NOTES.

2A.    Series 2017-1 Notes.

Subject to the terms and conditions of this Agreement, the Co-Issuers will issue and sell to each Series 2017-1 Purchaser and each Series 2017-1 Purchaser will purchase from the Co- Issuers, at the Initial Closing provided for in paragraph 2C(1), Series 2017-1 Notes in the principal amount specified opposite such Series 2017-1 Purchaser’s name in Schedule 1 at the purchase price of 100% of the principal amount thereof. The Series 2017-1 Purchasers’ obligations hereunder are several and not joint obligations and no Series 2017-1 Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Series 2017-1 Purchaser hereunder.

2B.    Shelf Notes.

2B(1). Shelf Facility. Subject to the terms and conditions of this Agreement, AIG is willing to consider, in its sole discretion and within limits which may be authorized for purchase by AIG Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of AIG to consider such purchase of Shelf Notes is herein called the “Shelf Facility”. NOTWITHSTANDING THE WILLINGNESS OF AIG TO CONSIDER PURCHASES OF SHELF NOTES BY AIG AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER AIG NOR ANY AIG AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, THAT AIG AND ANY AIG AFFILIATE MAY DECLINE TO PURCHASE NOTES FOR ANY REASON IN THEIR SOLE DISCRETION, AND THE SHELF FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY AIG OR ANY AIG AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after AIG shall have given to the Co-Issuers, or the Co-Issuers shall have given to AIG, a written notice stating that they elect to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Request for Purchase. The Co-Issuers may from time to time during the Issuance Period make requests for purchases of additional Series of Shelf Notes in writing to AIG, specifying (a) the aggregate principal amount of Shelf Notes to be purchased, in an aggregate amount not less than $5,000,000 and not greater than the remaining Maximum Shelf Facility Amount at the time the request is made, (b) the desired final maturity, (c) the desired Closing Date, (d) the intended use by the Co-Issuers of the proceeds of such Shelf Notes, and (e) such other terms as the Co-Issuers shall request. AIG may, but is under no obligation to, consider such requests, and may provide to the Co-Issuers quotes for interest rate spreads based upon the terms requested by the Co-Issuers, and may propose such other terms and conditions as AIG shall require. Any agreement reached mutually between the Co-Issuers and AIG shall be set forth in a written rate lock letter (each, a “Rate Lock Letter”), which letter shall specify the interest rate to be applicable to such Shelf Notes, payment terms and such other the terms and conditions on which such Shelf Notes may be purchased by AIG Affiliates. Upon the execution and delivery of the Rate Lock Letter by AIG, the Co-Issuers and Holdings, and subject to satisfaction of the terms and conditions of this Agreement, the Rate Lock Letter and the related Supplement, the Co-Issuers will sell to AIG Affiliates and AIG Affiliates will purchase Shelf Notes of a Series having the terms and other provisions set forth in such Rate Lock Letter.

2C.    Closings.

2C(1). Initial Closing. The sale and purchase of the Series 2017-1 Notes to be purchased by each Series 2017-1 Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 11:00 a.m. New York city time, at a closing (the “Initial Closing”) on December 20, 2017 (the date the Initial Closing occurs, the “Initial Closing Date”). At the Initial Closing, the Co-Issuers will deliver to each Series 2017-1 Purchaser the Series 2017-1 Notes to be purchased by such Purchaser in the form of a single Series 2017-1 Note (or such greater number of Series 2017-1 Notes in denominations of at least
$100,000 as such Series 2017-1 Purchaser may request) dated the date of the Initial Closing and registered in such Series 2017-1 Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Co-Issuers or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for credit to the account specified by the Co-Issuers pursuant to paragraph 3A(7). If at the Initial Closing the Co-Issuers shall fail to tender such Series 2017-1 Notes to any Series 2017-1 Purchaser as provided above in this Section 2C(1), or any of the conditions specified in paragraph 3 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in paragraph 3 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Co-Issuers to tender such Series 2017-1 Notes.

2C(2). Shelf Facility Closings. The sale and purchase of each Series of Shelf Notes to be purchased by Purchasers thereof from time to time shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 11:00 a.m. New York city time, at a closing on the date (each, a “Shelf Closing Date”) mutually agreed upon by the Co-Issuers and the Purchasers of such Series and designated in the Supplement related thereto (each, a “Shelf Closing”). At each Shelf Closing, the Co-Issuers will deliver to each Purchaser of the Series then to be issued and sold, the Shelf Notes to be purchased by such Purchaser on such Shelf Closing Date in the form of one or more Notes in authorized denominations as such Purchaser may request for the Series to be purchased, dated the applicable Shelf Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by wire transfer of immediately available funds for credit to the account specified by the Co-Issuers pursuant to paragraph 3A(7). If at a Shelf Closing the Co-Issuers shall fail to tender such additional Series of Shelf Notes to any Purchaser as provided above in this paragraph 2C(2), or any of the conditions specified in paragraph 3 or the related Supplement shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement with respect to such Series, without thereby waiving any rights such Purchaser may have by reason of any of such conditions not having been fulfilled to such Purchaser’s satisfaction or such failure by the Co-Issuers to tender such additional Series of Shelf Notes.

The Initial Closing and each Shelf Closing are hereafter each sometimes referred to as a “Closing” and the Initial Closing Date and each Shelf Closing Date are hereafter each sometimes referred to as a “Closing Date”.

2D.    Fees.

2D(1). Structuring Fee. On or before the Initial Closing Date, in consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, the Co-Issuers will pay to each Purchaser of the Series 2017-1 Notes its pro rata share (based on the aggregate principal amount of Series 2017-1 Notes to be purchased by such Purchaser) of a fully earned and non-refundable fee in the aggregate amount of $50,000 (herein called the “Structuring Fee”).

2D(2). Origination Fee. On or before each Closing Date (including the Initial Closing Date), the Co-Issuers will pay to each Purchaser of the Notes to be issued on such Closing Date a fully earned and non-refundable fee for the purchase and sale of such Notes in an amount equal to 0.10% of the aggregate principal amount of Notes to be purchased by such Purchaser on such Closing Date (herein called the “Origination Fee”).

3.CONDITIONS OF CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions and the conditions specified in any Supplement pursuant to which such Notes may be issued:

3A(1). Certain Documents. Such Purchaser shall have received the following, in form and substance satisfactory to such Purchaser, each dated the date of the applicable Closing Date:

(i)the Note(s) to be purchased by such Purchaser on such Closing Date;

(ii)with respect to each Shelf Closing relating to a Series of Shelf Notes, a Supplement substantially in the form of Exhibit B;

(iii)certified copies of the resolutions of the board of directors (or similar authorizing body) of each of the Credit Parties authorizing the execution and delivery of this Agreement, the Multiparty Guaranty, the relevant Supplement (if applicable) and (in the case of the Co-Issuers) the issuance of such Notes, and of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Multiparty Guaranty, such Supplement and such Notes;

(iv)a certificate of the Secretary or an Assistant Secretary and one other officer of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign this Agreement, the Multiparty Guaranty, the relevant Supplement (if applicable) and such Notes and the other documents to be delivered hereunder;

(v)certified copies of the articles of incorporation and bylaws (or similar constitutive documents) of each Credit Party;

(vi)a favorable opinion of (a) Stradling Yocca Carlson & Rauth, P.C., dated the applicable Closing Date, satisfactory to such Purchaser, and (b) the Chief Legal Officer of the Credit Parties or such other counsel of the Credit Parties designated by the Co-Issuers and acceptable to such Purchaser, dated the applicable Closing Date, satisfactory to such Purchaser;

(vii)a good standing certificate for each Credit Party from such Person’s jurisdiction of organization, in each case dated as of a recent date and such other evidence of the status of such Credit Party as such Purchaser may reasonably request; and

(viii)additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3A(2). Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 and in each other Transaction Document shall be true in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects) on and as of such Closing Date; and before and after giving effect to the issue and sale of the Notes to be sold on such Closing Date, no Event of Default or Default shall exist; and each of the Co-Issuers shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Date, executed by a Responsible Officer of Holdings and each of the Co- Issuers, to both such effects.

3A(3). Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Co-Issuers) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. This paragraph 3A(3) is a closing condition and shall not be construed as a tax indemnity.

3A(4). Payment of Expenses. Without limiting the provisions of paragraph 12B hereof, the Co-Issuers shall have paid the reasonable fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the applicable Closing Date.

3A(5). Payment of Fees. The Co-Issuers shall have paid to AIG and each Purchaser any fees due it pursuant to or in connection with this Agreement, including (i) on or prior to the Initial Closing Date, the Structuring Fee required by paragraph 2D(1) and (ii) on or prior to each Closing Date (including the Initial Closing Date) the Origination Fee required by paragraph 2D(2) with respect to the Notes to be issued on such Closing Date.

3A(6). Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office) shall have been obtained for the Notes to be issued on such Closing Date.

3A(7). Funding Instructions. At least three (3) Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company (as representative of all Co-Issuers) confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes to be purchased on such Closing Date is to be deposited.

3A(8). Reorganization. Each Purchaser shall have received such information relating to the consummation of the Reorganization, the merger transactions contemplated in connection therewith, and the corporate organization of Holdings and its Subsidiaries (including the Company and Series R, Series T and Series M) as such Purchaser may reasonably request.

4.PAYMENTS AND PREPAYMENTS.

4A(1). No Required Prepayment of Series 2017-1 Notes; Final Maturity. As provided therein, the entire unpaid principal balance of each Series 2017-1 Senior Note shall be due and payable on the Final Maturity Date thereof.

4A(2). Required Prepayment of Shelf Notes; Final Maturity. Each Series of Shelf Notes will be subject to required prepayments, if any, as and to the extent set forth in the Supplement relating to such Series. As provided therein, the entire unpaid principal balance of each Shelf Note shall be due and payable on the Final Maturity Date thereof.

4B. Optional Prepayment With Make-Whole Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Co-Issuers, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Make-Whole Amount, if any, with respect to each such Note. Unless otherwise specified in a Supplement related thereto, any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal for such Series (if any) in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment. The Co-Issuers shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 3 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B, and shall be accompanied by a certificate of a Senior Financial Officer on behalf of the Co-Issuers as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Notice of prepayment having been given as aforesaid, the principal amount of the

Notes specified in such notice, together with interest thereon to the prepayment date and together with the Make-Whole Amount, if any, herein provided, shall become due and payable on such prepayment date. Two Business Days prior to such prepayment, the Co-Issuers shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer on behalf of the Co-Issuers specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

4D. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraph 4A(2) (if partial prepayments are required for any Series) or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes. The Co-Issuers shall not, and shall not permit any of their Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A(2) or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Co-Issuers or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Co-Issuers or any of their Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5.AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, each of Holdings and each Co-Issuer covenants as follows:

5A. Financial Statements. Holdings and the Co-Issuers covenant that they will deliver to each holder of the Notes:

(i)as soon as practicable and in any event within the earlier to occur of 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year or the date on which another creditor of Holdings or any Co-Issuer first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries (and together with consolidating schedules breaking out (1) A&B II, LLC and its Subsidiaries on a consolidated basis, and (2) for so long as any Debt of GLP Asphalt LLC is secured by a consensual Lien, GLP Asphalt LLC and its Subsidiaries on a consolidated basis) for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Holdings and its Subsidiaries (and together with consolidating schedules breaking out (1) A&B II, LLC and its Subsidiaries on a consolidated basis, and (2) for so long as any Debt of GLP Asphalt LLC is secured by a consensual Lien, GLP Asphalt LLC and its Subsidiaries on a consolidated basis) as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of Holdings, subject only to changes resulting from year- end adjustments; provided that such quarterly financial statements may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, on Holdings’ website;

(ii)as soon as practicable and in any event within the earlier to occur of 120 days after the end of each fiscal year or the date on which another creditor of Holdings or any Co-Issuer first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries (and together with unaudited consolidating schedules breaking out (1) A&B II, LLC and its Subsidiaries on a consolidated basis, and
(2) for any fiscal year during which any Debt of GLP Asphalt LLC is secured by a consensual Lien, GLP Asphalt LLC and its Subsidiaries on a consolidated basis) for such year and a consolidated balance sheet of Holdings and its Subsidiaries (and together with unaudited consolidating schedules breaking out A&B II, LLC and its Subsidiaries on a consolidated basis, and (2) for so long as any Debt of GLP Asphalt LLC is secured by a consensual Lien, GLP Asphalt LLC and its Subsidiaries on a consolidated basis) as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holders and, in the case of such consolidated financial statements of Holdings and its Subsidiaries, certified by independent public accountants of recognized standing whose opinion shall be unqualified and otherwise satisfactory in scope and substance to the Required Holders, provided that such opinion shall be deemed otherwise satisfactory if prepared and rendered in accordance with GAAP and generally accepted auditing standards; provided that such annual financial statements may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, on Holdings’ website;

(iii)promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to Holdings’ stockholders and copies of all registration statements (with such exhibits as any holder reasonably requests) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)promptly upon receipt thereof, a copy of each other material report submitted to Holdings or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of Holdings or such Subsidiary pursuant to a request by Holdings’ Board of Directors;

(v)promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other holder of the debt securities of Holdings or any Co-Issuer pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this paragraph 5; and

(vi)with reasonable promptness, such other financial data and information relating to the business, operations, affairs, financial condition, assets or properties of Holdings, the Co-Issuers or any of their Subsidiaries or relating to the ability of Holdings, the Co-Issuers or the Guarantors to perform their respective obligations hereunder and under the Notes, and documentation evidencing the Reorganization, as any holder of Notes may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, Holdings and the Co-Issuers will deliver to each holder of Notes an Officer’s Certificate (a) setting forth computations showing (non)compliance with (I) the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6B(2)(iii), 6B(2)(iv), 6B(3)(iv) and 6B(3)(v), (II) the covenant in paragraph 6A(6), but only if compliance with such covenant is required at the end of the applicable fiscal quarter in accordance with the provisions of paragraph 6A(6), and (III) any Incorporated Term requiring a calculation in order to determine compliance with such term (including with respect to each such covenant described in this clause (a), where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after June 29, 2012), and (b) stating that to the best of his or her knowledge, after due inquiry, there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature and period of existence thereof and what action Holdings and the Co-Issuers propose to take with respect thereto.

Holdings and the Co-Issuers also covenant that forthwith upon a Responsible Officer obtaining actual knowledge of an Event of Default or Default, they will deliver to each holder of Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action Holdings and the Co-Issuers propose to take with respect thereto.

5B. Inspection of Property. Holdings and the Co-Issuers covenant that they will permit any employees or designated representatives of AIG, any AIG Affiliate or any other holder of Notes in an original principal amount in excess of $5,000,000, at such Person’s expense, to visit and inspect any of the properties of Holdings and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the Responsible Officers and Holdings’ and the Co- Issuers’ independent certified public accountants, all at such times as the Co-Issuers and such Person reasonably agree and as often as such Person may reasonably request; provided that a Responsible Officer of the Company shall have reasonable prior notice of, and may elect to be present during, discussions with the Co-Issuers’ independent public accountants.

5C. Covenant to Secure Notes Equally. Each of Holdings and each Co-Issuer covenants that, if it or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 12C), Holdings will make, or will cause its Subsidiaries to make, effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

5D. Information Required by Rule 144A. Each of Holdings and each Co-Issuer covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Holdings or such Co-Issuer, as applicable, is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5D, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5E. Maintenance of Properties; Insurance. Each of Holdings and each Co-Issuer covenants that it and each Subsidiary will (i) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses.

5F. Environmental and Safety Laws. (i) Each of Holdings and each Co-Issuer covenants that it will deliver promptly to each holder of a Note notice of (a) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to Holdings’ or such Co-Issuer’s best knowledge, threatened against Holdings or a Co-Issuer or any Significant Subsidiary pursuant to any Environmental and Safety Laws, (b) all material Environmental Liabilities and Costs against or in respect of the Property, Holdings, any Co- Issuer or any Significant Subsidiary and (c) Holdings’ or any Co-Issuer’s or any Significant Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that Holdings, such Co-Issuer or such Significant Subsidiary has reason to believe could cause such Property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

(ii)Each of Holdings and each Co-Issuer covenants that it will, and will cause each of its Significant Subsidiaries to, keep and maintain the Property and conduct its and their operations in compliance with all applicable Environmental and Safety Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5G.    Guarantors and Co-Issuers. Each of Holdings and each Co-Issuer covenants that:

(i)concurrently with any such time as any Person becomes a guarantor or other obligor under any Principal Credit Facility (other than a Principal Credit Facility under which one or more Foreign Subsidiaries are the only obligors), Holdings or such Co-Issuer shall cause such Person to (i) become a party to the Multiparty Guaranty by executing and delivering to the holders of the Notes a Joinder Agreement, and (ii) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Initial

Closing Date pursuant to paragraph 3A(1) with respect to the Credit Parties as of the Initial Closing Date or otherwise reasonably satisfactory to the Required Holders; and

(ii)concurrently with any such time as the Company has created a new LLC Series, such LLC Series, the Company and each other Co-Issuer that is an LLC Series shall execute and deliver a Series Joinder Agreement for the benefit of the holders of the Notes in form and substance satisfactory to the Required Holders, and such new LLC Series shall execute and deliver an allonge to each Note in connection with its joinder as a co-issuer thereof.

5H. Most Favored Lender and Other Provisions. Each of Holdings and each Co- Issuer covenants that:

5H(1) Limited Incorporated Terms. If at any time any financial covenant or related definition under the Bank Credit Agreement that addresses the same or similar matters as those addressed in any of paragraphs 6A(2) (Fixed Charge Coverage Ratio), 6A(3) (Debt to Total Adjusted Asset Value), 6A(4) (Unsecured Debt to Unencumbered Income Producing Assets Value), or 6A(6) (Minimum Unencumbered Fixed Charge Coverage Ratio) of this Agreement, whether such provision under the Bank Credit Agreement is characterized as a covenant or a default, becomes more restrictive under the Bank Credit Agreement than the corresponding covenant or related definition contained in paragraphs 6A(2), 6A(3), 6A(4) or 6A(6), as applicable, hereof, then such more restrictive covenant, default or related definition (each, a “Limited Incorporated Term”) will automatically be incorporated into this Agreement and, once incorporated, may not thereafter be modified except pursuant to the requirements of paragraph 12C; provided that if, at any time after a Limited Incorporated Term is so incorporated into this Agreement, the lenders under the Bank Credit Agreement agree to make such Limited Incorporated Term less restrictive under the Bank Credit Agreement, then such less restrictive Limited Incorporated Term will automatically be incorporated into this Agreement; provided that in no event will this paragraph 5H(1) operate to make any of the covenants or related definitions contained in any of paragraphs 6A(2), 6A(3), 6A(4) or 6A(6) hereof less restrictive than as in effect on the date of this Agreement.

5H(2) Limited Two-Way Incorporated Terms. If at any time any financial covenant or related definition under the Bank Credit Agreement that addresses the same or similar matters as those addressed in paragraph 6A(5) (Priority Debt) hereof, whether such provision under the Bank Credit Agreement is characterized as a covenant or a default, becomes more or less restrictive under the Bank Credit Agreement than the corresponding covenant or related definition contained in paragraph 6A(5) on the date of this Agreement, then such more or less restrictive covenant, default or related definition (each, a “Limited Two-Way Incorporated Term”) will automatically be incorporated into this Agreement, and paragraph 6A(5) will automatically be amended to be the same as such corresponding provision under the Bank Credit Agreement; provided that in no event will this paragraph 5H(2) operate to provide that Priority Debt permitted under paragraph 6A(5) hereof may exceed 40% of the Total Adjusted Asset Value (as such terms are defined on the date of this Agreement).

5H(3) Unlimited Two-Way Incorporated Terms. If at any time any financial covenant or related definition under the Bank Credit Agreement that addresses the same or similar matters as those addressed in paragraph 6A(1) (Minimum Consolidated Shareholders’ Equity) hereof, whether such provision under the Bank Credit Agreement is characterized as a covenant or a default, becomes more or less restrictive under the Bank Credit Agreement than the corresponding covenant or related definition contained in paragraph 6A(1) on the date of this Agreement, or deleted from the Bank Credit Agreement, then such more or less restrictive covenant, default or related definition (each, an “Unlimited Two-Way Incorporated Term”) will automatically be incorporated into this Agreement, and paragraph 6A(1) hereof will automatically be amended to be the same as such corresponding provision under the Bank Credit Agreement (including by deletion of such covenant from this Agreement, as applicable); provided that if any such Unlimited Two-Way Incorporated Term is restored under the Bank Credit Agreement, then the same will automatically be restored under this Agreement.

5H(4) Incorporated Definitional Terms. The following amendments to defined terms in paragraph 10B of this Agreement shall be permitted following any amendment to the corresponding defined terms contained in the Bank Credit Agreement (each an “Incorporated Definitional Term”):

(a)Applicable Cap Rates. If at any time clause (i) of the defined term “Applicable Cap Rates” under the Bank Credit Agreement (as in effect on the date of this Agreement) is amended to reduce the Applicable Cap Rates for ground lease and non- ground lease Investment Properties located in Hawaii, then clause (i) of the definition of Applicable Cap Rates hereunder will be automatically amended to be the same as the corresponding provision under the Bank Credit Agreement; provided that in no event will the Applicable Cap Rates under this Agreement (x) for non-ground lease Investment Properties located in Hawaii be reduced to less than 6.50%, (y) for ground lease Investment Properties located in Hawaii be reduced to less than 5.00% and (z) for all other Investment Properties be reduced to less than 7.25%.

(b)Fixed Charges. If at any time the defined term “Fixed Charges” under the Bank Credit Agreement (as in effect on the date of this Agreement) is amended (x) to exclude scheduled principal payments of all unsecured notes under clause (ii) thereof, or
(y)to permit a one-time exclusion from Fixed Charges arising from the potential impact on Fixed Charges from the termination of the Company’s primary pension plan, then the definition of Fixed Charges hereunder will automatically be correspondingly amended.

(c)Total Adjusted Asset Value. If at any time clause (d) of the defined term “Total Adjusted Asset Value” under the Bank Credit Agreement (as in effect on the date of this Agreement) is amended to reduce the divisor therein from 16.67% to a lower percentage, then the divisor in clause (d) of the definition of Total Adjusted Asset Value hereunder will be automatically amended to be the same percentage as such corresponding provision under the Bank Credit Agreement; provided that in no event will the divisor in such clause (d) be reduced to a percentage lower than 11.11%.

(d)Unencumbered Income Producing Assets Value. If at any time clause
(v) of the defined term “Unencumbered Income Producing Assets Value” under the Bank Credit Agreement (as in effect on the date of this Agreement) is amended to reduce the divisor therein from 16.67% to a lower percentage, then the divisor in clause (v) of the defined term Unencumbered Income Producing Assets Value hereunder will be automatically amended to be the same percentage as such corresponding provision under the Bank Credit Agreement; provided that in no event will the divisor in such clause (v) be reduced to a percentage lower than 11.11%.

The terms “Limited Incorporated Term,” “Limited Two-Way Incorporated Term,” “Unlimited Two-Way Incorporated Term” and “Incorporated Definitional Term” are referred to herein individually as an “Incorporated Term” and collectively as “Incorporated Terms”.

5H(5) Notice of Incorporated Terms and Amendments. The Co-Issuers shall provide a written notice to each holder of Notes within two (2) Business Days after an Incorporated Term is included in the Bank Credit Agreement, referring to the provisions of this paragraph 5H and setting forth a reasonably detailed description of such Incorporated Term (including any defined terms used therein) and the corresponding automatic amendment to this Agreement. At the request of the Required Holders, the Co-Issuers and Holdings will promptly execute and deliver at the Co-Issuers’ expense an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement occurring pursuant to this paragraph 5H, provided that the execution and delivery of such amendment shall not be a precondition to the automatic effectiveness of such amendment provided for hereby.

5I. REIT Status. Holdings will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to maintain Holdings’ qualification as a REIT. Upon and after the consummation of the Reorganization, Holdings will maintain adequate records so as to comply in all material respects with all record keeping requirements relating to its qualification as a REIT and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the United States Internal Revenue Service all returns and reports required thereby.

5J. Potential Coupon Adjustment. The Co-Issuers and and Holdings hereby agree that if, after the making of the earnings and profits purge dividend permitted to be made pursuant to clause (b) of paragraph 6C (and required to be made by applicable law in connection with the REIT conversion contemplated to occur in connection with the Reorganization), the Co-Issuers and Holdings have not delivered a compliance Officer’s Certificate pursuant to paragraph 5A with respect to any fiscal quarter ending on or before September 30, 2018 reflecting that the ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value, as duly computed in such compliance Officer’s Certificate, was equal to or less than 0.35 to 1.00 as of the end of the applicable fiscal quarter, then the coupon (including the applicable default rate) for each Series of the Notes issued and outstanding as of the date of delivery of the compliance Officer’s Certificate for the fiscal quarter ended September 30, 2018 (the “Trigger Date”) and for any and all Notes for which an executed Rate Lock Letter has been issued but which have not yet been purchased and sold hereunder as of the Trigger Date (“Accepted Notes”) shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.20% per annum, effective as of October 1, 2018 (or effective as of the date of purchase and sale, in the case of such Accepted Notes, if the Coupon Adjustment Cutoff Date has not occurred prior to the date of purchase and sale of such Notes) and during the period thereafter until the date (the “Coupon Adjustment Cutoff Date”) when the Co-Issuers and Holdings deliver a compliance Officer’s Certificate pursuant to paragraph 5A reflecting that the ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value, as duly computed in such compliance Officer’s Certificate, was less than or equal to 0.35 to 1.00 at the applicable date of computation, it being acknowledged and agreed by the holders of the Notes, the Co-Issuers and Holdings that the coupon (including the applicable default rate) for each such Series of the Notes and for such Accepted Notes shall automatically, without further consent or other action of any Person, be deemed to return to the applicable original coupon on and after the Coupon Adjustment Cutoff Date. If the coupon adjustment provided for in the foregoing portion of this paragraph 5J is applicable and if any interest payments were made on any Series of the Notes on or after October 1, 2018 and up to and including the Trigger Date, then the Co-Issuers will promptly, and in any event within five days, after the Trigger Date pay to the holders of the Notes of such Series such additional amounts as would compensate for the additional coupon on the Notes of such Series for the period from October 1, 2018 until the applicable interest payment was made.

Without limiting the foregoing, the Co-Issuers will promptly, and in any event within five days, after the Trigger Date provide AIG and each holder of the Notes a written notice confirming that the coupon adjustment provided for in the foregoing provisions of this paragraph 5J has become applicable.

6.NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or amount due hereunder is outstanding and unpaid, each of Holdings and each Co-Issuer covenants as follows:

6A.    Financial Covenants. Holdings will not permit:

6A(1). Minimum Consolidated Shareholders’ Equity. Holdings shall not permit the Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $850,580,000, plus
(ii)75% of the net proceeds received from issuances of Holdings’ Equity Interests after January 1, 2017 minus (iii) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event and determined on an after tax basis; provided that the aggregate amount deducted under this clause
(iii)for all periods shall not exceed $70,000,000 and shall only be permitted to be deducted for so long as incurred no later than the date that is 18 months after the Triggering Event, minus (iv) the amount paid in cash for the one-time special distribution (as defined in Holdings’ Form S-4 filed July 14, 2017, as amended), minus (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with the REIT evaluation and conversion, determined on an after tax basis; provided that the aggregate amount deducted under this clause (v) for all periods shall be equal to the amount charged to Consolidated Shareholders’ Equity, but limited to $35,000,000 on a pre-tax basis, plus (vi) net income attributable to REIT conversion adjustments to deferred tax assets and liabilities.

6A(2). Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.00 at the end of any fiscal quarter.

6A(3). Debt to Total Adjusted Asset Value. The ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value at any time to exceed 0.60 to 1.00.

6A(4). Unsecured Debt to Unencumbered Income Producing Assets Value. The ratio of Unsecured Debt to Unencumbered Income Producing Assets Value at any time to exceed 0.60 to 1.00.

6A(5). Priority Debt. The aggregate principal amount of Priority Debt at any time to exceed 25% of the Total Adjusted Asset Value at such time.

6A(6). Minimum Unencumbered Fixed Charge Coverage Ratio. In the event the Co- Issuers elect, for purpose of (and as provided in) clause (b) of the definition of Total Adjusted Asset Value, to have an appraisal performed to determine the Appraised Value of Agricultural Land which is not leased to third parties, then thereafter, if (but only for so long as) such Appraised Value is permitted (by virtue of the requirements for an Appraised Value as set forth in the definition of such term) to be utilized for purpose of determining the value of clause (b) of the definition of Total Adjusted Asset Value at the end of any fiscal quarter, Holdings and its Subsidiaries shall maintain, at the end of such fiscal quarter, a minimum Unencumbered Fixed Charge Coverage Ratio of at least 1.50 to 1.00.

For purpose of each of paragraph 6A(3) and paragraph 6A(5), at Holdings’ option, (a) Non-Recourse Debt of Holdings or its Subsidiaries with respect to Development Real Properties owned by Holdings or such Subsidiary may be excluded from the calculation of Debt (solely for purpose of paragraph 6A(3)) and Priority Debt (solely for purpose of paragraph 6A(5)) and (b) in each case the Applicable Value (as defined below) of the associated Development Real Properties of Holdings or such Subsidiary shall be excluded from the calculation of Total Adjusted Asset Value; provided that: (i) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties, then Holdings may not elect to exclude the amount of such Non-Recourse Debt from the calculation of Debt and Priority Debt unless the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the Appraised Value of the associated Development Real Properties (the book value of the associated Development Real Properties (if the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the book value of the associated Development Real Properties) or the Appraised Value of the associated Development Real Properties (if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties but is equal to or less than 70% of the Appraised Value of the associated Development Real Properties), as applicable, being referred to as the “Applicable Value”); (ii) the aggregate amount of Non-Recourse Debt excluded shall not at any time exceed 15% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); and (iii) the exclusion of the Applicable Value of the associated Development Real Properties from Total Adjusted Asset Value referred to in clause (b) of this sentence shall be calculated only after giving effect to the reduction, if any, in Total Adjusted Asset Value required by the proviso in clause (c) of the definition of “Total Adjusted Asset Value.

Subject to the provisions of the last paragraph of each of the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value” herein, for purposes of all calculations made under the financial covenants set forth in paragraph 6A(2) through and including paragraph 6A(6) for an applicable period, (i) if during such period Holdings, any Co-Issuer or any other Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) Adjusted EBITDA for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, Adjusted EBITDA shall only be calculated on a pro-forma basis to the extent such pro-forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (y) any Debt incurred or assumed by any Credit Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this paragraph determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, and (ii) if during such period Holdings, any Co-Issuer or any other Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, any Co- Issuer or any other Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) Adjusted EBITDA for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period.

6B. Lien and Other Restrictions. Neither Holdings nor any Co-Issuer will, or will permit its Subsidiaries to:

6B(1). Liens. Create, assume or suffer to exist at any time any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C hereof), except:

(i)Liens for taxes, assessments and other governmental charges not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii)Liens (other than Liens imposed by ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;

(iii)Liens securing Debt (x) between Subsidiaries (other than Debt of a Co- Issuer owing to another Subsidiary), (y) between Co-Issuers, or (z) owing to a Co-Issuer by a Subsidiary;

(iv)Liens (other than as specified in clauses (i) through (iii) above) of the Co- Issuers and Subsidiaries in existence on the date of this Agreement as set forth in Schedule 6B(1);

(v)subject to compliance with paragraph 6A(5), Liens securing Debt other than as set forth in the foregoing clauses (i) through (iv), provided that: (a) there shall not exist any Lien of any kind on the shares of the Voting Stock of any Subsidiary unless Holdings and Subsidiaries continue to own shares of Voting Stock of such Subsidiary which are not subject to any Lien and which represent a majority of the Voting Stock of such Subsidiary; and (b) neither Holdings nor any Co-Issuer shall secure or permit to be secured any Principal Credit Facility unless the Notes and this Agreement are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, reasonably satisfactory to the Required Holders; provided, however, that (1) if such Principal Credit Facility is either (x) terminated, or (y) reduced to an aggregate principal or commitment amount of less than $40,000,000, in each case, at a time when no Event of Default exists and no waiver is in effect under this Agreement, then the Notes and this Agreement shall no longer be secured by the collateral securing such Principal Credit Facility and the Purchasers agree to take any and all actions reasonably requested by the Co-Issuers (at the Co-Issuers’ sole expense) in order to release the security interest, and (2) if any Liens on assets securing such Principal Credit Facility are released at a time when no Event of Default exists and no waiver is in effect under this Agreement, then such assets shall no longer secure the Notes and this Agreement and the Purchasers agree to take any and all action reasonably requested by the Co-Issuers (at the Co-Issuers’ sole expense) in order to release such Liens. Notwithstanding anything to the contrary herein, for purposes of clause (b) of the first proviso of this paragraph 6B(1)(v), clause (b) of the definition of Principal Credit Facility shall exclude all mortgage financings not in excess of the amount permitted to be outstanding pursuant to paragraph 6A(5);

(vi)(a) statutory Liens of banks and rights of set-off, (b) materialmen’s, mechanic’s, carrier’s, repairmen’s, warehousemen’s and other similar Liens arising in the ordinary course of business, and (c) judgment Liens to the extent not constituting an Event of Default under paragraph 7A(xiii));

(vii)utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Holdings or the Subsidiaries;

(viii)Liens (other than any Lien imposed by ERISA) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation,

(ix)deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits made to secure liability for insurance premiums to insurance carriers;

(x)subject to compliance with paragraph 6A(5), Liens arising in connection with any capital lease transactions; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital lease transaction; and

(xi)Liens securing commercial letters of credit (other than any such letters of credit issued pursuant to the Bank Credit Agreement); provided that no such Lien shall extend to or cover any assets of Holdings or any of its Subsidiaries other than the inventory (and bills of lading and other documents related thereto) being financed by any such commercial letters of credit.

6B(2). Loans and Advances. Make or permit to remain outstanding at any time any loan or advance to any Person, except that (a) Holdings may make loans or advances to any Borrower (as defined in the Bank Credit Agreement) and (b) any Borrower (as defined in the Bank Credit Agreement) or its Subsidiaries may:

(i)subject to paragraph 6A(5), make or permit to remain outstanding loans and advances to Co-Issuers and Subsidiaries;

(ii)make or permit to remain outstanding travel and other like advances and customary employee benefits in reasonable amounts to employees in the ordinary course of business;

(iii)make or permit to remain outstanding purchase money loans to Third Parties to whom it sells real property in the ordinary course of its Property Development Activities and its Property Management Business, provided that the aggregate amount of all such purchase money loans may not exceed at any one time an amount equal to 15% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination;

(iv)make or permit to remain outstanding other Third Party loans and advances on standard arm’s-length terms, provided that the aggregate amount of all such loans may not exceed at any one time an amount equal to 5% of the Total Adjusted Asset Value at such time; and

(v)make advances of payroll payments to employees in the ordinary course of business.

6B(3). Merger and Sale of Assets. Merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets, except that so long as no Default under paragraph 5I would result therefrom:

(i)any Subsidiary may merge with a Co-Issuer, so long as the Co-Issuer is the surviving Person;

(ii)any Subsidiary (other than a Co-Issuer) may merge with another Subsidiary, or sell, lease, transfer or otherwise dispose of its assets to a Subsidiary of Holdings;

(iii)any Subsidiary of Holdings may sell, exchange, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) in the ordinary course of business;

(iv)any Subsidiary of Holdings may sell, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) to Third Parties so long as (A) the fair market value thereof on the date sold, leased, transferred or otherwise disposed of, together with the fair market value of all other assets sold, leased, transferred or otherwise disposed of to Third Parties pursuant to this clause (iv) within the prior 12 months, does not represent more than 20% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination and (B) such assets, together with all other assets sold or otherwise disposed of to Third Parties pursuant to this clause (iv) since the beginning of the most recently ended fiscal year, did not contribute more than 10% of Adjusted EBITDA determined as of the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); provided that, notwithstanding the applicable limitations appearing in clauses (A) and (B), above, sales or dispositions in excess thereof in a twelve month period may be made for cash if the proceeds of each such excess sale or disposition (net of taxes thereon) are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of such sale or disposition;

(v)any Subsidiary of Holdings may (A) engage in Code § 1031 like-kind exchanges with respect to Undeveloped Land, and (B) sell, lease, transfer or otherwise dispose of Undeveloped Land to (1) any Subsidiary of Holdings, (2) a Person which is not (and after giving effect thereto will not be) a Subsidiary, solely in exchange for an equity interest in such Person (unless at the time thereof the intention was that such Person would sell such land in its undeveloped state or that any proceeds would be received on or with respect to such equity interest prior to the time such land is developed for commercial or residential purposes), or (3) Third Parties; provided that if in any twelve month period the aggregate fair market value of Undeveloped Land which is sold, leased, transferred or otherwise disposed of pursuant to this clause (3), is greater than $100,000,000, then, within 365 days from the date of each sale, lease, transfer or other disposition which resulted in the $100,000,000 threshold being exceeded, an amount equal to such excess, net of taxes thereon, shall be fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt; and

(vi)any Borrower (as defined in the Bank Credit Agreement) may merge or consolidate with another corporation or other Person if (A) such Borrower will be the continuing or surviving entity and (B) no Default or Event of Default would exist immediately after giving effect to such merger or consolidation.

The foregoing paragraph 6B(3) shall not prohibit dispositions of margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) that is held as treasury stock by Holdings.

6B(4). Transactions with Holders of Partnership or Other Equity Interests. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (other than in the capacity of an employee, director or officer), or (ii) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting equity of Holdings, A&B, any Co-Issuer or any other Subsidiary, or any executive officer (as such term is defined under the Exchange Act) of Holdings, A&B, any Co-Issuer or any other Subsidiary (other than in such Person’s capacity as an employee); provided, however, that such acts and transactions may be performed or engaged in if (a) they are entered into upon terms no less favorable to Holdings, A&B, such Co-Issuer or such other Subsidiary than if no such relationship described in clauses
(i) or (ii) above existed and such acts or transactions are otherwise permitted by this Agreement,
(b) they are acts and transactions in which the only consideration given by Holdings or A&B or any of its Subsidiaries is the issuance by Holdings of its capital stock, (c) they are between Holdings and/or any of its Subsidiaries or (d) they are otherwise permitted under paragraph 6C hereof.

6C. Restricted Payments. Holdings covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being “Restricted Payments”) except that Holdings may make (a) minimum dividends required to maintain Holdings’ status as a REIT under the Code and to avoid the payment of any income tax or excise tax by Holdings, (b) the earnings and profits purge dividend required to be made by applicable law in connection with the REIT conversion and (c) other Restricted Payments in any amount so long as (i) no Default under paragraphs 5A(i) or (ii) (and no Default in the requirement to send an accompanying compliance Officer’s Certificate) or Event of Default shall then exist or would exist after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation.

6D. Economic Sanctions, Etc. Each of Holdings and each Co-Issuer covenants that it will not, and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of, or the target of sanctions under, any U.S. Economic Sanctions Laws (or similar laws of jurisdictions other than the United States) applicable to such holder, or (ii) is prohibited by any U.S. Economic Sanctions Laws.

6E. Additional Agreements. Holdings agrees that: (a) it will not form or permit to exist at any such time any direct Subsidiary (other than A&B); and (b) it will not permit A&B to form or permit to exist at any such time any direct Subsidiary (other than the Company or any LLC Series).

7.EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)the Co-Issuers default in the payment of (a) any principal of, or Make- Whole Amount on, any Note, or (b) any interest on or any other amount payable hereunder or under any other Transaction Document for more than five days after the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)Holdings, any Co-Issuer or any other Subsidiary: (a) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Recourse Debt (other than the Notes), after the expiration of any period of grace provided with respect thereto, or Holdings, any Co-Issuer or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or to become subject to required repurchase or an offer to repurchase by Holdings, a Co-Issuer or any other Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $30,000,000 at the time of such default or other failure or event; or (b) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Non-Recourse Debt, after the expiration of any period of grace provided with respect thereto, or Holdings, any Co-Issuer or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Non-Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or to become subject to required repurchase or an offer to repurchase by Holdings, any Co-

Issuer or any other Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $100,000,000 at the time of such default or other failure or event; provided, further, that this paragraph 7A(ii) shall not apply to (1) secured obligations that become due as a result of the voluntary sale or transfer of the property or assets securing such obligations, if such sale or transfer is permitted under the terms of such obligations and such obligations are paid at or prior to the time they become due (or within any applicable grace period) as a result of such transaction, (2) any obligations that become due as a result of a refinancing thereof or (3) any obligations that are mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of Equity Interests, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such obligations that have become due are so prepaid with the net proceeds required to be used to prepay such obligations when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such obligations; or (c) defaults in any payment of principal of, or premium or interest on, any obligation under the Existing Note Purchase Agreement, after the expiration of any period of grace provided with respect thereto, or Holdings, any Co-Issuer or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Debt outstanding under the Existing Note Purchase Agreement; or

(iii)any representation or warranty made by any Credit Party herein or in any other Transaction Document by such Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(iv)Holdings or any Co-Issuer fails to perform or observe any Incorporated Term (if such term has no grace period associated therewith) or fails to perform any agreement contained in (a) paragraphs 5A(i), 5A(ii) or in the flush language immediately succeeding paragraph 5A(vi), and such failure continues for 10 Business Days or (b) paragraphs 5C, 5G, 5H or 6 hereof; or

(v)any Credit Party fails to perform or observe any Incorporated Term which has a grace period associated therewith and such failure shall not be remedied within the applicable grace period, or fails to perform or observe any agreement, term or condition contained herein (other than those specified in the immediately preceding clause (iv)) or in any other Transaction Document and such failure shall not be remedied within 30 days after any Responsible Officer obtaining actual knowledge thereof; or

(vi)Holdings, any Co-Issuer or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(vii)any decree or order for relief in respect of Holdings, any Co-Issuer or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise,

arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(viii)Holdings, any Co-Issuer or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of Holdings, the Company or any such Significant Subsidiary, or of any substantial part of the assets of Holdings, any Co-Issuer or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to Holdings, any Co- Issuer or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix)any petition or application of the type described in clause (viii) of this paragraph 7A is filed, or any such proceedings are commenced, against Holdings, any Co-Issuer or any Significant Subsidiary and Holdings, such Co-Issuer or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(x)any order, judgment or decree is entered in any proceedings against Holdings, any Co-Issuer or any Significant Subsidiary decreeing the dissolution of Holdings, such Co-Issuer or such Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xi)any order, judgment or decree is entered in any proceedings against Holdings, any Co-Issuer or any Significant Subsidiary decreeing a split-up of Holdings, such Co-Issuer or such Significant Subsidiary which requires the divestiture of (A) assets representing a substantial part, or the stock of, or other ownership interest in, a Significant Subsidiary whose assets represent a substantial part of the Consolidated Total Assets of Holdings or (B) assets or the stock of or other ownership interest in a Significant Subsidiary that has contributed a substantial part of Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xii)(a) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multiemployer Plan) or the PBGC shall have notified Holdings, the Company or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of any such proceedings, (c) the aggregate amount under all Plans (other than a Multiemployer Plan) of the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) Holdings, any Co-Issuer or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) Holdings, any Co-Issuer or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) Holdings, any Co-Issuer or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Holdings, or any Co-Issuer or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof; or

(xiii)any judgment or decree for the payment of money in the amount of
$30,000,000 or more (to the extent not paid or covered by insurance) shall be entered against Holdings, any Co-Issuer or any of the other Subsidiaries and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(xiv)any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all obligations evidenced by the Notes and under the other Transaction Documents, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xv)any Change of Control shall occur;

then (a) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to Holdings, any Co-Issuer or any borrower under the Bank Credit Agreement, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Make-Whole Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Co-Issuers, and (b) with respect to any event constituting an Event of Default, the Required Holders may at its or their option, by notice in writing to the Co-Issuers, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make-Whole Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Co-Issuers. The Co-Issuers and Holdings acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Co-Issuers (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Co-Issuers in the event that the

Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration. At any time after all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holders may, by notice in writing to the Co-Issuers, rescind and annul such declaration and its consequences if
(i) the Co-Issuers shall have paid all overdue interest on the Notes, the principal of and Make- Whole Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Make-Whole Amount at the rate specified in the Notes, (ii) the Co-Issuers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non- payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and
(iv)no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement (as this Agreement pertains to the Notes). No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note or Notes shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.REPRESENTATIONS, COVENANTS AND WARRANTIES. Each of Holdings and each of the Co-Issuers represents, covenants and warrants as follows, on the date of this Agreement and at each other time the following representations, covenants and warranties are required to be made pursuant to the other provisions of this Agreement:

8A. Organization. Each Credit Party (other than any LLC Series) and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization. Each LLC Series has been duly established by the Company. Each Credit Party and each Significant Subsidiary (i) has the full power and authority to own its properties and to carry on its business as now being conducted, (ii) is duly qualified in every state where the nature of its business requires that it do so, and (iii) is in good standing under the laws of every jurisdiction outside the state of its organization in which it owns or leases property or conducts business and in each case of (ii) and (iii), in which the failure to so qualify would have a Material Adverse Effect. Each Credit Party and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws, in each case except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents. The execution, delivery and performance of this Agreement and the Notes to be issued hereunder by the Co-Issuers has been authorized by all necessary corporate, limited liability company and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of the Co-Issuers, enforceable against the Co-Issuers in accordance with their respective terms, except as enforceability may be limited by applicable debtor relief laws and by general principles of equity (whether considered in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by each Credit Party (other than the Co-Issuers) has been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms. Each of the Co-Issuers and Holdings represents and warrants that Schedule 8A contains complete and correct lists, as of the date of this Agreement, of the Subsidiaries of Holdings, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of equity outstanding owned by Holdings and each other Subsidiary.

8B. Financial Statements. Holdings and the Co-Issuers have furnished each Purchaser of any Notes with the following financial statements, identified by a Responsible Officer of Holdings: (i) consolidated balance sheets of Holdings and its Subsidiaries as of the last day in each of the two fiscal years of Holdings most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, shareholders’ equity and cash flows of Holdings and its Subsidiaries for each such year, certified by Deloitte & Touche (or such other accounting firm of recognized national standing); and (ii) consolidated balance sheets of Holdings and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, in each case prepared by Holdings. Such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP consistently followed throughout the periods involved, except as expressly noted therein, and show all liabilities, direct and contingent, of Holdings and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of Holdings and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of Holdings and its Subsidiaries for the periods indicated. In the case of any Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect since the end of the most recent fiscal year for which such audited financial statements had been furnished at the time of the Rate Lock Letter with respect to the Notes to be issued on such Closing Date.

8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Holdings or any Co-Issuer, threatened in writing against Holdings, any Co-Issuer or any other Subsidiary or any properties or rights of Holdings, any Co-Issuer or or any other Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

8D. Outstanding Debt. None of Holdings, any Co-Issuer or or any Subsidiary has any Debt outstanding that would cause Holdings or any Co-Issuer or not to be in compliance with paragraphs 6A(3), 6A(4) or 6A(5).

8E. Title to Properties. Each Credit Party and each Subsidiary has such title to its properties and assets as is necessary for the conduct of the business which such Credit Party or such Subsidiary presently undertakes or contemplates undertaking, except where the lack thereof could not reasonably be expected to result in a Material Adverse Effect. There are no Liens on such properties and assets that (i) materially restrict such Credit Party’s or such Subsidiary’s intended use and enjoyment thereof in the ordinary course of business or (ii) are not permitted by paragraph 6B(1). There is no default, nor any event that, with notice or lapse of time or both, would constitute such a default under any lease to which any Credit Party or any such Subsidiary is a lessee, lessor, sublessee or sublessor, except to the extent any of the foregoing defaults could not reasonably be expected to result in a Material Adverse Effect.

8F. Taxes. Holdings, each Co-Issuer and each other Significant Subsidiary has filed all Federal and state income and other material tax returns which are required to be filed by it. Holdings, each Co-Issuer and each other such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Holdings, each Co-Issuer and the other Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.

8G. Conflicting Agreements and Other Matters. None of the execution and delivery of this Agreement, the Notes or any other Transaction Document, the offering, issuance and sale of the Notes, the fulfillment of and compliance with the terms and provisions of this Agreement, the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of Holdings, any Co-Issuer or any other Subsidiary pursuant to, their respective articles of incorporation or bylaws (or other comparable governing documents, as applicable), any award of any arbitrator or any agreement, instrument, order, judgment, decree, and, after due investigation and to Holdings’

and each Co-Issuer’s best knowledge, any statute, law, rule or regulation to which Holdings, any Co-Issuer or any other Subsidiary is subject.

8H. Offering of the Notes. None of the Co-Issuers nor any agent acting on their behalf has, directly or indirectly, offered the Notes or any similar security of the Co-Issuers for sale to, or solicited any offers to buy the Notes or any similar security of the Co-Issuers from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than AIG and the Purchasers, and none of the Co-Issuers nor any agent acting on their behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

8I. Regulation U, Etc. The amount of all securities that Holdings and its Subsidiaries together own that constitute “margin stock” (as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”)) does not exceed 25% of Consolidated Total Assets of Holdings. None of the proceeds of the Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither Holdings nor any Co-Issuer nor any agent acting on their behalf has taken or will take any action which might cause this Agreement, the Notes or any other Transaction Document to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J.    ERISA.

(a)Holdings, each Co-Issuer and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. None of Holdings, any Co-Issuer or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by Holdings, any Co-Issuer or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Holdings, any Co-Issuer or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

(b)the aggregate amount under all Plans of the fair market value of the assets (within the meaning of Section 303 of ERISA) is not less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA).

(c)Holdings, the Co-Issuers and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

(d)The expected postretirement benefit obligation (determined as of the last day of Holdings’ most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification 715- 60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Holdings and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-
(D) of the Code. The representation by Holdings and the Co-Issuers to each Purchaser in the first sentence of this paragraph 8J(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 9B as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

8K. Governmental Consent. None of Holdings, any Co-Issuer or any other Subsidiary, nor any of their respective businesses or properties, nor any relationship between Holdings, any Co-Issuer or any other Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state blue sky authorities) in connection with (i) the execution and delivery of this Agreement and any other Transaction Documents, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement, any other Transaction Document and the Notes.

8L. Utility Company Status. (i) Neither Holdings nor any Co-Issuer nor any entity which is directly or indirectly owned, held, or controlled to the degree of ten percent or more (with the power to vote) by Holdings or any Co-Issuer is any of: (a) a “public utility,” as that term is defined under the Federal Power Act, as amended, and the regulations thereunder (together, the “FPA”); or (b) a “natural gas company,” as that term is defined under the Natural Gas Act, as amended, and the regulations thereunder; or (c) subject to regulation either as a “public utility,” or as an “affiliated interest” with or of a “public utility,” under the law of the state of Hawaii.

(ii) The issuance of the Notes by the Co-Issuers does not violate the FPA or any Hawaii state law or regulation with respect to “public utilities.” Neither Holdings nor any Co-Issuer (taken together with any entity which is directly or indirectly owned, held, or controlled to the degree of ten percent or more (with the power to vote)) is in violation of the FPA or any Hawaii state law or regulation with respect to “public utilities,” except any violations which, individually or in aggregate, would not result in a Material Adverse Effect, or would not impair the ability or right of any Credit Party to perform its obligations with respect to the Transaction Documents. Holdings, the Co-Issuers and the other Subsidiaries are not in receipt of any notice, assertion or claim that any of them (or any other entity referenced in the immediately preceding sentence) is in violation of the FPA or any Hawaii state or regulation with respect to “public utilities.”

8M. Investment Company Status. Neither Holdings nor any Co-Issuer is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

8N. Real Property Matters. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each Credit Party and each Significant Subsidiary has, or is in the process of procuring, for the real property which it owns or uses, such authorizations, consents, approvals, licenses and permissions (collectively, “Consents”) that such Credit Party or such Significant Subsidiary believes or has been advised by counsel to be now necessary for it to own, hold, develop, use or operate such real property in its current or intended manner, all in material compliance with applicable laws and regulations; and (b) no Credit Party nor any Significant Subsidiary has received any notice that any such Consent is necessary which has not been obtained, or is in the process of being obtained, other than applications for the same that have been or will be timely filed and are being or will be diligently pursued with the appropriate Governmental Authorities and agencies.

8O. Possession of Franchises, Licenses, Etc. Except as could not reasonably be expected to have a Material Adverse Effect: (i) Holdings, the Co-Issuers and the other Subsidiaries possess all franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights, free from burdensome restriction, that are necessary in the judgment of Holdings and the Co-Issuers in any respect for the ownership, maintenance and operation of their business, properties and assets; (ii) none of Holdings, any Co-Issuer nor any of the other Subsidiaries is in violation of any such rights; and (iii) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, or which adversely affect the rights of Holdings, the Co-Issuers or the other Subsidiaries thereunder.

8P. Environmental and Safety Matters. Holdings, the Co-Issuers and the other Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a Material Adverse Effect.

8Q. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8R. Employee Relations. None of Holdings, any Co-Issuer or any other Subsidiary is the subject of (i) any strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters that in either case could reasonably be expected to have a Material Adverse Effect or, to the best knowledge of Holdings and the Co-Issuers, is any such event imminent or likely to occur.

8S. Regulations and Legislation. To the best knowledge of Holdings and the Co- Issuers, no law, regulation, interpretation or legislation has been enacted or issued or is likely to be enacted or issued, that would reasonably be expected to have a Material Adverse Effect.

8T.    Foreign Assets Control Regulations, Etc.

(a)Neither Holdings nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)Neither Holdings nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to Holdings’ knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)No part of the proceeds from the sale of the Notes hereunder:

(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Holdings or any Controlled Entity, directly or knowingly indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person in violation of applicable U.S. Economic Sanctions Laws (or similar laws of a jurisdiction other than the United States), (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or knowingly indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or knowingly indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)Holdings has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to promote compliance by Holdings and any Controlled Entity with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

8U. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to AIG or any Purchaser by or on behalf of Holdings or the Co-Issuers in connection herewith, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made; provided, that with respect to projections and other pro forma financial information included in such information, Holdings and the Co-Issuers only represent that such information was based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to Holdings or any Co-Issuer that could reasonably be expected to have a Material Adverse Effect.

8V. Reorganization. Prior to the Initial Closing Date, all merger transactions contemplated in connection with the Reorganization have been consummated and, as of the Initial Closing Date, Holdings is the sole owner and holder of all Equity Interests in A&B, A&B is the sole owner and holder of all Equity Interests in the Company, and Series R, Series T and Series M are LLC Series of the Company.

9.REPRESENTATIONS OF THE PURCHASERS. Each Purchaser of Notes severally represents, as of the corresponding Closing Date, as follows:

9A. Nature of Purchase. Such Purchaser is acquiring the Notes to be purchased by it hereunder for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser has no present intention of selling, granting a participation in, or otherwise distributing any of such Notes in any transaction which would be in violation of the securities laws of the United States of America or any state or other jurisdiction thereof, without prejudice, however, to such Purchaser’s rights at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control. Such Purchaser understands that the Notes to be purchased by it hereunder have not been registered under the Securities Act and may be exchanged, offered, transferred or resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Co-Issuers are not required to register the Notes.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of such Notes:

(i)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95- 60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95- 60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amount payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90- 1 or (b) a bank collective investment fund, within the meaning of the PTE 91- 38 and, except as disclosed by such Purchaser to the Co-Issuers in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84- 14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in any Co-Issuer that would cause the QPAM and any Co-Issuer to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM, and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Co-Issuers in writing pursuant to this clause (iv); or

(v)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96- 23 (the “INHAM Exemption”)) managed by an “in- house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Co-Issuer and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Co-Issuers in writing pursuant to this clause (v); or

(vi)the Source is a governmental plan; or

(vii)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Co-Issuers in writing pursuant to this clause (vii); or

(viii)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Make-Whole Amount Terms.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00
a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and
(ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such
U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such

Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B or paragraph 7A.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

10B.    Other Terms.

“A&B” means Alexander & Baldwin Investments, LLC, a Delaware limited liability company.
“A&B II, LLC” means A&B II, LLC, a Hawaii limited liability company. “Accumulated Funding Deficiency” means a funding deficiency described in section
302 of ERISA and section 412 of the Code.

“Additional Guarantor” is defined in paragraph 11N.

“Adjusted EBITDA” means Consolidated Net Income Before Taxes (for the avoidance of doubt, before deduction for non-controlling interests in any Subsidiary of Holdings) for the period of four consecutive fiscal quarters ended on any date of determination plus, to the extent deducted in the calculation thereof, (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses, (iii) non-cash stock-based compensation expense, (iv) non-cash pension, non-cash postretirement and non-cash nonqualified expenses, (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event; provided that the aggregate amount added back under this clause (v) for all periods shall not exceed $45,000,000 and shall only be permitted to be added back for so long as incurred no later than the date that is 18 months after the Triggering Event, and (vi) REIT evaluation costs incurred during such period in an aggregate amount not to exceed
$35,000,000 during the term of this Agreement; provided that Adjusted EBITDA shall exclude non-cash gains or losses resulting from the write-up or write-down of assets.

“Affiliate” means, without duplication, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Holdings. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in paragraph 12C.

“Agricultural Land” means land owned in fee by Holdings or its Subsidiaries which is located in the State of Hawaii and zoned exclusively for agricultural purposes, but excluding watershed land, conservation land and pastureland.

“AIG” is defined in the first paragraph of this Agreement, and includes any successor thereto.

“AIG Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, AIG or (b) any managed account or investment fund which is managed by AIG or an AIG Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” means the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Cap Rates” means (i) subject to paragraph 5H(4), 7.25% for Investment Properties, (ii) 9.00% for Agricultural Land which is leased to third parties, (iii) 8.00% for Leased Non- Agricultural Land which is located in the continental United States, and (iv) 7.50% for Leased Non- Agricultural Land which is located in the State of Hawaii.

“Appraised Value” means, at any time of determination, the value determined by an appraisal, performed by an accredited appraiser no earlier than one year prior to such time, which assumes no greater than a twelve- month marketing time frame.

“Available Shelf Facility Amount” is defined in paragraph 2B(1).

“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of September 15, 2017, by and among the Company and the other Borrowers (as defined therein), the Guarantors (as defined therein), Bank of America, N.A., as agent, First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bankruptcy Law” is defined in clause (vii) of paragraph 7A. “Beneficiaries” is defined in paragraph 11.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Honolulu, Hawaii are required or authorized to be closed.

“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect and adopted by Holdings as of September 15, 2017, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; provided, that the adoption or issuance of any accounting standards after September 15, 2017 will not cause any rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

“Change of Control” means:

(a)the acquisition, after the date hereof, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such person or persons or their respective subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock of Holdings representing more than 50% of voting control of Holdings; or

(b)the failure of Holdings to directly or indirectly own 100% of the Equity Interests of each Co-Issuer, Grace or any other Borrower (as defined in the Bank Credit Agreement) at any time; provided that the failure of Holdings to directly or indirectly own 100% of the Equity Interests of any Co-Issuer, Grace or any other Borrower (as defined in the Bank Credit Agreement) as a result of the sale or other transfer of Equity Interests in A&B for purposes of acquiring real estate shall not result in a Change of Control so long as (i) Holdings continues to
(x) directly or indirectly own more than 50% of the Equity Interests in A&B and (y) control A&B (by possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of A&B, whether through the ownership of voting securities, by contract or otherwise) and (ii) A&B continues to directly or indirectly own 100% of the Equity Interests in each Co-Issuer, Grace and the other Borrowers (as defined in the Bank Credit Agreement).

“Closing Date” is defined in the last paragraph of paragraph 2C. “Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” is defined in the introductory paragraph hereto. “Company” is defined in the introductory paragraph hereto.
“Consolidated Interest Expense” means, for any period of determination thereof, the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income for such period on account of interest, including without limitation, imputed interest in respect of Capitalized Lease Obligations, fees in respect of letters of credit and bankers’ acceptance financing and amortization of debt discount and expense.

“Consolidated Net Income” means, for any period of determination thereof, the consolidated net income from continuing operations of Holdings and its Subsidiaries as determined in accordance with GAAP, provided that the income associated with the sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of sale or condemnation.

“Consolidated Net Income Before Taxes” means, for any period of determination thereof, Consolidated Net Income for such period plus the sum of all deferred and current federal, state, local and foreign income taxes that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.

“Consolidated Shareholders’ Equity” means, at any time of determination thereof for Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (i) consolidated total equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Shareholders’ Equity shall exclude (i) all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960, and (ii) to the extent otherwise included under the immediately preceding clauses (i) and (ii), non-controlling interests in any Subsidiary of Holdings.

“Consolidated Total Assets” means, at any time of determination thereof and for any Person, the consolidated total assets of such Person and Subsidiaries determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means (i) any of the Subsidiaries of Holdings and any of their or Holdings’ respective Controlled Affiliates and (ii) if Holdings has a parent company, such parent company and its Controlled Affiliates.

“Credit Parties” means the Co-Issuers and the Guarantors.

“Debt” means, as to any Person at the time of determination thereof without duplication,
(i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations of such Person, (iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person, and (iv) Debt of the types described in the immediately preceding clauses (i) through (iii) of another Person, whether or not assumed, that is secured by Liens on the property or other assets of such Person. “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000 at any time outstanding.

“Default Rate” means, as to any Note, that rate of interest that is the greater of (1) 2% over the Interest Rate specified in the caption set forth at the top of such Note, and (2) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

“Development Real Properties” means, at any time of determination, any real property asset under development, construction, renovation or rehabilitation that (i) is then treated as an asset under development under GAAP, (ii) is located in the State of Hawaii, the Territory of Guam or the continental United States, and (iii) has been designated by the Co-Issuers in a written notice to the holders of Notes as a “Development Real Property.”

“Environmental and Safety Laws” means all federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49
U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right- To- Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local Governmental Authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its subsidiaries is otherwise liable or responsible.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as any Co-Issuer within the meaning of section 414(b) of the Code, or any trade or business which is under common control with any Co-Issuer within the meaning of section 414(c) of the Code.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated December 10, 2015, as amended by the Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement dated September 15, 2017, and as may be further amended, amended and restated, modified or supplemented from time to time.

“FASB” means the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, or any successor body.

“Final Maturity Date” means, with respect to any Note, the date set forth therein as the Final Maturity Date.

“Fixed Charges” means, subject to paragraph 5H(4), Consolidated Interest Expense for the period of four consecutive fiscal quarters ended on any date of determination, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments (excluding
(i)balloon payments, (ii) any scheduled principal payments of the Series D Notes, and (iii) amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP, but only if no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a country other than the United States of America or any state thereof or the District of Columbia, provided that any Subsidiary that is not described in the preceding clause, but which owns voting stock in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such voting stock in Foreign Subsidiaries) shall be deemed to be a Foreign Subsidiary hereunder; provided further that any Subsidiary which is disregarded as separate from its owner for United States federal income tax purposes and which owns voting stock in one or more Foreign Subsidiaries shall be deemed to be a Foreign Subsidiary.

“GAAP” has the meaning provided in paragraph 10C.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which Holdings or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of Holdings or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” shall mean any governmental official or employee, employee of any government- owned or government- controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Grace” means Grace Pacific LLC, a Hawaii limited liability company.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (a) a completion guarantee issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to re-pay Debt and (b) environmental indemnification agreements.

“Guaranteed Obligations” is defined in paragraph 11A.

“Guarantors” means, collectively, (i) Holdings, (ii) A&B, (iii) A&B II, LLC, (iv) Grace, and (v) each Person that hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of paragraph 5G.

“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form,
(f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Holdings” is defined in the introductory paragraph hereto.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over- the- counter market, other than purchases for portfolio investment purposes of such shares, equity interests, securities or rights which, together with any shares, equity interests, securities or rights then owned, represent less than 5% of the equity interests or beneficial ownership of such corporation or other entity, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Co-Issuers make the request for purchase of such Note pursuant to paragraph 2B(3).

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Incorporated Term” is defined in paragraph 5H.

“Institutional Investor” means an insurance company, bank, pension fund, investment company, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation), “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation) or other Person with assets in excess of $50,000,000 that invests in securities for its own account or as a dealer.

“Issuance Period” is defined in paragraph 2B(2).

“Investment Properties” means developed real estate investment properties located in the State of Hawaii or the continental United States and owned in fee by Holdings or its Subsidiaries, but excluding Development Real Properties, Agricultural Land (whether leased to third parties or operated by Holdings or any of its Subsidiaries), Leased Non- Agricultural Land and agriculture- related properties such as hydroelectric facilities and solar equipment.

“Joinder Agreement” means a joinder agreement to the Multiparty Guaranty, substantially in the form of Exhibit C.

“Leased Non- Agricultural Land” means land owned in fee by Holdings or its Subsidiaries, other than Agricultural Land, located in the State of Hawaii or the continental United States and leased to third parties on arms’- length terms, which land has improvements situated thereon in which none of Holdings or its Subsidiaries has an ownership interest.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any purchase money mortgage, conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement (exclusive of filings for precautionary purposes only) under the Uniform Commercial Code of any jurisdiction).

“LLC Series” means any “series” of the Company established pursuant to Section 18-215 of the Delaware Limited Liability Company Act, including, without limitation, Series R, Series T and Series M.

“margin stock” is defined in paragraph 8I.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its material obligations under any Transaction Document, or (c) a material adverse effect on the material rights and remedies of the Purchasers taken as a whole, which material adverse effect was not caused by any Purchaser.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in paragraph 11.

“NOI from Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Agricultural Land which is leased to third parties on arms’- length terms less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Leased Non- Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Leased Non- Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to Unencumbered Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to Unencumbered Leased Agricultural Land, less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Leased Non- Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Unencumbered Leased Non- Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“Non-Recourse Debt” means, with respect to any Credit Party or Subsidiary, any (a) Debt that is not Recourse Debt, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of a Co-Issuer or of any LLC Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.

“Notes” is defined in paragraph 1B(1).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate signed in the name of Holdings and/or the Co-Issuers, as applicable, by a Responsible Officer of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Assets” means (i) where any Property Sub or any assets of a Property Sub or of any Co-Issuer have been sold or otherwise transferred, assets, including real estate, to be used by a Co-Issuer or any Property Sub in conducting Property Development Activities, the Property Management Business, agribusiness or the aggregate business and (ii) in all other instances, assets, including real estate, to be used in conducting Property Development Activities, the Property Management Business, agribusiness or the aggregate business.

“Permitted Debt” means: all unsecured Debt of the Co-Issuers and Subsidiaries (exclusive of any Debt owed to a Co-Issuer or a Subsidiary) on a pro rata basis, provided that if the Notes and any Principal Credit Facility have become secured pursuant to paragraph 6B(1)(v)(b) at the applicable time, then “Permitted Debt” at such time shall mean the Notes and any Principal Credit Facility which have become secured pursuant to paragraph 6B(1)(v)(b) on a pro rata basis.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity (or any series of an entity).

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Holdings, any Co-Issuer or any ERISA Affiliate.

“Principal Credit Facility” means (a) the Bank Credit Agreement, (b) the Existing Note Purchase Agreement, and (c) with regard to Holdings or any Subsidiary, any other credit agreement, loan agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate principal or commitment amount of at least $40,000,000 are provided for, in each case, as any of the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided, however, that the immediately preceding clause
(c)shall exclude (i) all purchase money debt, (ii) all construction and other project financings, and (iii) all nonrecourse loans and credit facilities, and guaranties in respect thereof. Nonrecourse shall, for purposes of this definition, include (a) limited recourse loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of any Co-Issuer or of any LLC Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.

“Priority Debt” means, at any time of determination thereof, and without duplication, the sum of (a) each Co-Issuer’s, Holdings’ and the other Guarantors’ Debt secured by a Lien, plus (b) all Debt of Holdings’ Subsidiaries (other than the Co-Issuers and the Subsidiaries of Holdings which are Guarantors), both secured and unsecured.

“Prohibited Transaction” means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c) (2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Property” means all real property owned or leased by Holdings, any Co-Issuer or any of the other Subsidiaries, and all personal property owned or leased by Holdings, any Co-Issuer or any other Subsidiary.

“Property Development Activities” means land acquisition and development activities, the principal objective of which is to acquire and develop real property for sale or other disposition.

“Property Management Business” means the managing, leasing, selling and purchasing of real property.

“Property Subs” means Subsidiaries that exist on the date hereof or that are subsequently formed or acquired and, in each case, whose principal business activities are to engage in Property Development Activities.

“Purchasers” is defined in the first paragraph of this Agreement and includes (i) each Purchaser of the Series 2017-1 Notes, and (ii) each Purchaser of any Series of Shelf Notes.

“Rate Lock Letter” is defined in paragraph 2B(3).

“Recourse Debt” means, with respect to any Credit Party or Subsidiary, any Debt, in respect of which contractual recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to such Person.

“REIT” means a “real estate investment trust” as defined in Sections 856 through 860 of the Code.

“Reorganization” means that certain corporate reorganization of Alexander & Baldwin, Inc., a Hawaii corporation in existence prior to November 1, 2017 (the “Predecessor Parent”), involving the election of the Predecessor Parent to be subject to taxation as a REIT for U.S. federal income tax purposes, commencing with the Company’s 2017 taxable year, as more fully described in the Predecessor Parent’s Definitive Proxy Statement/Prospectus dated September 14, 2017, filed with the Securities and Exchange Commission on September 14, 2017.

“Required Holders” means the holder or holders of at least a majority of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding and, if no Notes are outstanding, means AIG.

“Responsible Officer” means any Credit Party’s (as applicable) chief executive officer, president, chief financial officer, principal accounting officer, treasurer, controller or chief legal officer or any other officer or employee of any Credit Party designated in or pursuant to a notice from Holdings, a Co-Issuer or such Credit Party to AIG. Any document delivered hereunder that is signed by a Responsible Officer of any Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payments” is defined in paragraph 6C.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” “means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in paragraph 1B(1).

“Series 2017-1 Notes” is defined in paragraph 1A.

“Series M” is defined in the introductory paragraph hereto. “Series R” is defined in the introductory paragraph hereto. “Series T” is defined in the introductory paragraph hereto.
“Series Joinder Agreements” means each Series Joinder Agreement which the Co- Issuers and any new LLC Series executes and delivers pursuant to the requirements of paragraph 5G, joining such LLC Series to this Agreement as a Co-Issuer for the benefit of the holders of the Notes.

“Shelf Facility” is defined in paragraph 2B(1). “Shelf Notes” is defined in paragraph 1B(1).
“Significant Line of Business” means a line of business or an operating division, the book value of which is, on the date determination, equal to 5% or more of Consolidated Shareholders’ Equity.

“Significant Subsidiary” means any direct or indirect Subsidiary of Holdings, the net worth of which is, on the date of determination, 5% or more of Consolidated Shareholders’ Equity.

“Structuring Fee” is defined in paragraph 2D(1).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity (or any series thereof), which is consolidated with such Person in accordance with GAAP. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Holdings.

“Supplement” is defined in paragraph 1B(2).

“Third Party” means any Person other than Holdings or its Subsidiaries.

“Total Adjusted Asset Value” means, at any time of determination thereof, without duplication, (a) the real estate leasing property value (which shall be deemed to be equal to the sum of (i) NOI from Investment Properties for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (ii) NOI from Leased Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iii) NOI from Leased Non-Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates), plus (b) the greater of (x) EBITDA (as defined below) generated from the agricultural division of Holdings and its Subsidiaries (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Company and if the Company does not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (c) the book value of Development Real Properties owned by Holdings or any of its Subsidiaries, or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Total Adjusted Asset Value” in an amount (i) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such book value (provided that with respect to any Subsidiary of the Company or of any LLC Series that is not wholly-owned, directly or indirectly, by the Company or by such LLC Series (a “Consolidated Joint Venture Entity”), such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to paragraph 5A(i) or (ii)) and (ii) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate amount under this clause (c) shall not comprise more than 30% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii), plus (d) subject to paragraph 5H(4), the value of the Grace Pacific business (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that the portion of the Total Adjusted Asset Value derived from this clause (d) shall not exceed 20% of the total amount of the Total Adjusted Asset Value. For purpose of clause (b) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of depreciation and amortization.

Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Total Adjusted Asset Value,” shall be valued at book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.

“Transaction Documents” means this Agreement (including the Multiparty Guaranty), the Notes, each Supplement, the Joinder Agreements, the Series Joinder Agreements and any and all other agreements and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Triggering Event” means January 6, 2016, the date on which the corporate predecessor of Holdings or the Company publicly announced its intent to cease the business of cultivating and producing raw sugar.

“Undeveloped Land” means (i) land owned in fee by any Co-Issuer or any Subsidiary as of December 31, 2016 which at the time of determination has not been developed for commercial or residential purposes, (ii) land acquired by any Co-Issuer or any Subsidiary subsequent to December 31, 2016 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (i) or (ii) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (iii) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (i) or (ii) of this definition.

“Unencumbered Agricultural Division Assets” means assets of the agricultural division of Holdings and its Subsidiaries which: (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such asset’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable asset, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such asset owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Agricultural Division Asset unless (1) both such asset and all equity interests of the Subsidiary which holds legal title to such asset is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)- (xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered Agricultural Land” means Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof;
(ii)is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)- (xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered EBITDA” means, for any period of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, without duplication, (i) Adjusted EBITDA derived from Unencumbered Investment Properties and Unencumbered Leased Agricultural Land, (ii) Adjusted EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets, and (iii) Adjusted EBITDA calculated solely with respect to A&B II, LLC and its Subsidiaries, provided that amounts under this clause (iii) shall be excluded from the calculation of Unencumbered EBITDA if, at any time during such period of determination, any Debt of A&B II, LLC or its Subsidiaries is secured by a consensual Lien except that only Adjusted EBITDA of GLP Asphalt LLC shall be excluded from the calculation of Unencumbered EBITDA if the only Debt of A&B II, LLC or its Subsidiaries which is secured by a consensual Lien consists of (1) the bank facility from Wells Fargo Bank, National Association, in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions (including by amendments or amendments and restatements), refinancings or replacements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed
$14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed
$14,000,000.

“Unencumbered Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to (b) Unencumbered Fixed Charges determined as of such date.

“Unencumbered Fixed Charges” means, for any date of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, the portion of Consolidated Interest Expense attributable to Unsecured Debt for the period of four (4) consecutive fiscal quarters ending on such date, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments with respect to Unsecured Debt (excluding (i) balloon payments,
(ii)any scheduled principal payments of the Series D Notes, and (iii) amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP, but only if no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of four (4) consecutive fiscal quarters next succeeding such date of determination.

“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, (i) the NOI from Unencumbered Investment Properties for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (ii) the NOI from Unencumbered Leased Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iii) the NOI from Unencumbered Leased Non-Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iv) the greater of (x) EBITDA (as defined below) generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Unencumbered Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Co-Issuers and if the Co-Issuers do not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (v) subject to paragraph 5H(4), the value of the Grace Pacific business (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that amounts under this clause (v) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if, at such time of determination or at any time during such then or most recently ended period of four consecutive fiscal quarters, any Debt of A&B II, LLC or its Subsidiaries is or was secured by a consensual Lien, except that only the value of GLP Asphalt LLC (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to GLP Asphalt LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if the only Debt of A&B

II, LLC or its Subsidiaries which is or was secured by a consensual Lien consists or consisted of
(1)the bank facility from Wells Fargo Bank, National Association, in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, or any extensions (including by amendments or amendments and restatements), refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30,000,000, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed $14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000, plus (vi) the net book value (i.e., the book value net of liabilities, whether secured or unsecured) of Development Real Properties owned by Holdings or any of its Subsidiaries or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Unencumbered Income Producing Assets Value” in an amount
(I)in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such net book value (provided that with respect to any Subsidiary of the Company or of any LLC Series that is not wholly-owned, directly or indirectly, by the Company or by such LLC Series (a “Consolidated Joint Venture Entity”), such net book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to paragraph 5A(i) or (ii)), and (II) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the net book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate of the net book value of the assets described in this clause (vi) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (vii) the book value of notes receivable held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) from Persons other than Holdings or any of its Subsidiaries, and the book value of mezzanine equity investments held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) in other Persons (but without duplication of the immediately preceding clause (vi)), provided that the aggregate book value of such notes receivable and mezzanine investments shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 5% or less of the Unencumbered Income Producing Assets Value, provided further that the aggregate of the net book value and the book value (as applicable) of the assets described in the immediately preceding clauses (vi) and (vii) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value. For purpose of clause (iv) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of depreciation and amortization.

Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Unencumbered Income Producing Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.

“Unencumbered Investment Properties” means Investment Properties which (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such Investment Property owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Investment Property unless (1) both such project and all equity interests of the Subsidiary which holds legal title to such project is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)- (xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered Leased Agricultural Land” means Agricultural Land which is leased to third parties on arms’-length terms and which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’- length operating leases with third- party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this

Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Agricultural Land unless
(1)both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered Leased Non-Agricultural Land” means Leased Non-Agricultural Land which: (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third- party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause). No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Non- Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)–(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unsecured Debt” means, at any time of determination thereof, the consolidated Debt of Holdings or its Subsidiaries not secured by any Lien.

“USA PATRIOT Act” shall mean United States Public Law 107- 56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” means any shares of stock (or comparable equity securities) whose holders are entitled under ordinary circumstances to vote for the election of directors (or comparable persons), irrespective of whether at the time stock (or comparable equity securities) of any other class or classes has or might have voting power by reason of the happening of any contingency.

10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any other accounting standard that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time.

11.MULTIPARTY GUARANTY. The multiparty guaranty under this paragraph 11 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) is made jointly and severally by each of the Guarantors in favor of the Purchasers and their respective successors, assigns and transferees (each of such Persons being referred to herein as a “Beneficiary” and collectively, as the “Beneficiaries”).

11A. Unconditional Guaranty. Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and performance of all Guaranteed Obligations. The term “Guaranteed Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Co-Issuers, in the Co-Issuers’ capacity as joint and several issuers of Notes, to the Purchasers in connection with this Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non- contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of this Agreement, the Notes or the other Transaction Documents (it being understood that this term includes all principal, interest (including interest that accrues after the commencement by or against any Co-Issuer of any action under applicable bankruptcy or insolvency law under any applicable jurisdiction, whether or not a claim for post- petition interest is allowed as a claim in such bankruptcy or insolvency proceeding), the Make-Whole Amount, if any, premium or other prepayment consideration, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Co-Issuers, in the Co-Issuers’ capacity as joint and several issuers of Notes, under this Agreement, the Notes or the other Transaction Documents).

11B. Reimbursement of Expenses. Each Guarantor also agrees to pay upon demand all costs and expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel) incurred by any Beneficiary in enforcing any rights under this Multiparty Guaranty.

11C. Guaranteed Obligations Unaffected. No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to paragraph 11K below, until the Guaranteed Obligations are paid in full in cash.

11D. Joint and Several Liability. All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the holders of the Notes pursuant to paragraph 11B, above, notwithstanding any relationship or contract of co- obligation by or among the Guarantors or their successors and assigns.

11E. Enforcement of Guaranteed Obligations. Each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will upon demand pay, or cause to be paid, in cash, the unpaid amount of all Guaranteed Obligations owing to the Beneficiary or Beneficiaries making such demand an amount equal to all of the Guaranteed Obligations then due to such Beneficiary or Beneficiaries.

11F. Tolling of Statute of Limitations. Each Guarantor agrees that any payment, performance or other act that tolls any statute of limitations applicable to the obligations, liabilities and indebtedness of any Co-Issuer owing to the Beneficiaries under this Agreement, the Notes or any of the other Transaction Documents shall also toll the statute of limitations applicable to such Guarantor’s liability under this Multiparty Guaranty to the extent permitted by law.

11G. Rights of Contribution. The Co-Issuers and each Guarantor hereby agree that, to the extent that a Guarantor shall have paid an amount hereunder to any Beneficiary that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes, such paying Guarantor shall be entitled to contribution from the Co-Issuers or any Guarantor that has not paid its proportionate share, based on benefits received as a result of the issuance and sale of the Notes, of the Guaranteed Obligations. Any amount payable as a contribution under this paragraph 11G shall be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution, and each of the Co-Issuers and the Guarantors acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this paragraph 11G shall in no respect limit the obligations and liabilities of any Guarantor to the Beneficiaries hereunder or under any other Transaction Document, and each Guarantor shall remain liable for the full payment and performance guaranteed hereunder. Any indebtedness or other obligations of any Co-Issuer or a Guarantor now or hereafter held by or owing to any Guarantor is hereby subordinated in time and right of payment to all indebtedness or other obligations of the Co- Issuers and the Guarantors to any or all of the Beneficiaries under the Notes, this Agreement or any other Transaction Document.

11H. Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Co- Issuers and, except to the extent otherwise provided in paragraph 11G, any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against any Co-Issuer, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time (subject to paragraph 11K below) as the Guaranteed Obligations have been paid in full in cash. In furtherance of the foregoing, for so long as any Guaranteed Obligations shall remain outstanding, no Guarantor shall take any action or commence any proceeding against any Co-Issuer or any other guarantor of the Guaranteed Obligations (or any of their respective successor, transferees or assigns, whether in connection with a bankruptcy or insolvency proceeding or otherwise), to recover any amounts in respect of payments made under this Multiparty Guaranty to the Beneficiaries. If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not (subject to paragraph 11K below) have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Beneficiaries entitled thereto, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to such Beneficiaries (to be shared ratably based on the respective principal amounts outstanding of Notes held by such Beneficiaries) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations of each of such Beneficiaries, whether matured or unmatured, in such order as such Beneficiary may determine.

11I. Amendments, Etc., With Respect to Guaranteed Obligations. Each Guarantor shall remain obligated under this Multiparty Guaranty notwithstanding: (a) that any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) that any of the Agreement (including this Multiparty Guaranty), the Notes or any other Transaction Document may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part (and each Guarantor expressly waives any and all of its rights to consent to any of the foregoing actions described in this clause (b) and agrees that no such action, absent such Guarantor’s consent, will result in the exoneration of such Guarantor under applicable law); (c) that any guaranty, collateral or right of setoff at any time held by any Person for the payment of the Guaranteed Obligations may be obtained, sold, exchanged, waived, surrendered or released;
(d)any loss or impairment of any rights of subrogation, reimbursement, repayment, contribution, indemnification or other similar rights of any Guarantor against any Co-Issuer, any other Guarantor or any other Person with respect to all or any part of the Guaranteed Obligations;
(e)any assignment or other transfer by any holder of the Notes of any part of the Guaranteed Obligations or the Notes; (f) any impossibility of performance, impracticability, frustration of purpose or illegality under the Agreement (including this Multiparty Guaranty), the Notes or any other Transaction Document or any force majeure or act of any Governmental Authority; or
(g) any reorganization, merger, amalgamation or consolidation of any Co-Issuer or any Guarantor with or into any other Person. Each Guarantor hereby waives any and all defenses, counterclaims or offsets which such Guarantor might or could have by reason of any of the foregoing and any other defense or objection which such Guarantor might or could have to the absolute, primary and continuing nature, or the validity, enforceability or amount of this Multiparty Guaranty (other than any defense based upon the final payment in full in cash and performance in full of the Guaranteed Obligations).

11J. Guaranty Absolute and Unconditional; Termination. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Multiparty Guaranty or acceptance of this Multiparty Guaranty. This Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Multiparty Guaranty; and all dealings between any of the Co-Issuers or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Multiparty Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Credit Party or any other guarantor with respect to the Guaranteed Obligations. This Multiparty Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the provisions of this Agreement (other than the Multiparty Guaranty), the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Credit Parties against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance (other than payment or performance in full of the Guaranteed Obligations). Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of each Co-Issuer, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to such Guarantor.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Credit Party or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Credit Party or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Credit Party or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors. This Multiparty Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by payment in cash or performance in full, upon the occurrence of which this Multiparty Guaranty shall, subject to paragraph 11K below, terminate.

11K. Reinstatement. This Multiparty Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party or in connection with the application of applicable fraudulent conveyance or fraudulent transfer law, all as though such payments had not been made.

11L. Payments. Each Guarantor hereby agrees that the Guaranteed Obligations will be paid to each of the Beneficiaries pursuant to this Agreement without setoff or counterclaim, except for any taxes, assessments or levies required to be withheld by applicable law, in immediately available funds at the location and in the currency or currencies specified by such Beneficiary pursuant to this Agreement. Any amount required to be deducted and withheld shall be treated for all purposes of this Agreement and the Notes as having been paid to the party in respect of which such withholding was made.

11M. Bound by Other Provisions. Holdings agrees that it is bound by each covenant set forth in this Agreement and that it will make each representation and warranty set forth in this Agreement at the applicable times specified therefor, in each case to the extent the applicable provision pertains to “Holdings.” Each other Guarantor agrees that it is bound by each covenant set forth in this Agreement and that it will make each representation and warranty set forth in this Agreement at the applicable times specified therefor, in each case to the extent the applicable provision pertains to a Subsidiary (other than a Co-Issuer).

11N. Additional Guarantors. The initial Guarantor(s) shall be such Person(s), if any, as are identified as “Guarantors” on the signature pages hereof. From time to time subsequent to the date hereof, Persons that are Subsidiaries or other Affiliates of a Co-Issuer may become parties hereto as required by paragraph 5G of this Agreement, as Guarantors (each an “Additional Guarantor”), by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to each of the Beneficiaries, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto in such capacity as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Subsidiary or other Affiliate of any Co-Issuer to become an Additional Guarantor hereunder. This Multiparty Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

12.MISCELLANEOUS.

12A. Note Payments. Each Co-Issuer agrees that, so long as any Purchaser shall hold any Note, it will make or cause to be made payments of principal of, interest on, and any Make- Whole Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the applicable purchaser schedule for such Series of Notes or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Co-Issuers agree to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 12A.

12B. Expenses. Each of Holdings and each Co-Issuer agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save AIG, each Purchaser and any Transferee harmless against liability for the payment of, all out- of- pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case of Holdings, any Co-Issuer or any other Subsidiary. The obligations of Holdings and each Co-Issuer under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

12C. Consent to Amendments. This Agreement may be amended, and Holdings or any Co-Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Holdings and the Co-Issuers shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 12C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of AIG (and not without the written consent of AIG) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which are the subject of an executed Rate Lock Letter and have not been issued prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Notes of such Series or the terms and provisions of such Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between Holdings and any Co-Issuer, on the one hand, and AIG or the holder of any Note, on the other hand, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of AIG or any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

12D.    Form, Registration, Transfer and Exchange of Notes; Transfer Restriction.
The Notes are issuable as registered notes without coupons in denominations of at least
$2,500,000, except as may be necessary to reflect any principal amount not evenly divisible by
$2,500,000. The Company, as representative of the Co-Issuers for such purpose, shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Co-Issuers shall, at the Co-Issuers’ expense, execute and deliver one or more new Notes of the same Series and of the same tenor and of the same aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of the same Series and of the same tenor and of any authorized denominations, of the same aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Co-Issuers shall, at their expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Co-Issuers will make and deliver a new Note, of the same tenor, in lieu of the lost, stolen, destroyed or mutilated Note. Notwithstanding anything to the contrary herein, each Purchaser agrees, and each subsequent holder of a Note or purchaser of a participation in a Note by its acceptance of an interest in a Note agrees, that no Note shall be transferred to any Person which is not an Institutional Investor without the prior consent of the Co-Issuers, such consent not to be unreasonably withheld. No transfer or exchange of any Note or Notes shall be effective unless made pursuant to this paragraph 12D. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.

12E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Co-Issuers may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Co-Issuers shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Institutional Investor on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

12F. Survival of Representations and Warranties; Entire Agreement; No Novation. All representations and warranties contained herein, in any other Transaction Document or made in writing by or on behalf of Holdings, any Co-Issuer or any other Credit Party in connection herewith or therewith shall survive the execution and delivery of this

Agreement, the Notes and the other Transaction Documents, the transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or Transferee. Subject to the preceding sentence, this Agreement, the Notes, and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

12G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

12H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise the taking of any action by Holdings or any Co-Issuer or any other Subsidiary which would result in a Default or Event of Default. For the avoidance of doubt, if a particular action or condition is expressly permitted by an exception to a covenant and is not expressly prohibited by another provision in the same covenant, the taking of such action or the existence of such condition shall not result in a Default or Event of Default under such covenant.

12I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2B) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to AIG, at the address set forth on the first page of this letter or at such other address as AIG shall have specified to the Co-Issuers in writing, (ii) if to any Purchaser, addressed as specified for such communications in the applicable purchaser schedule for the applicable Series of Notes or at such other address as any such Purchaser shall have specified to the Co-Issuers in writing, (iii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Co-Issuers or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iv) if to Holdings, any Co-Issuer or any Guarantor, addressed to such Person care of the Company at 822 Bishop Street, Honolulu, Hawaii 96801- 3440, Attention: Chief Financial Officer (with a copy to Chief Legal Officer) or at such other address as the Company shall have specified to each holder of a Note in writing.

12J. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to AIG, any Purchaser or the Required Holders, the determination of such satisfaction shall be made by

AIG, such Purchaser or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

12L. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

12M. Payments Due on Non- Business Days. For purpose of any Series of Notes, anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the final maturity date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

12N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of AIG and the Purchasers under this Agreement are several obligations. No failure by AIG or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or Holdings or any Co-Issuer of any of its obligations hereunder, and neither AIG nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

12P.    Jurisdiction and Process; Waiver of Jury Trial.

(i)Each Co-Issuer, and each of Holdings and each other Guarantor irrevocably submits to the non- exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents. To the fullest extent permitted by applicable law, each Co-Issuer, and each of Holdings and each other Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)Each Co-Issuer, and each of Holdings and each other Guarantor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 12P(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in paragraph 12I or at such other address of which such holder shall then have been notified pursuant to paragraph 12I. Each Co-Issuer, and each of Holdings and each other Guarantor agrees that such service upon receipt (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iii)Nothing in this paragraph 12P shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Co-Issuer, Holdings or any other Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(iv)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

12Q. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12R. Binding Agreement. When this Agreement is executed and delivered by Holdings and the other Guarantors, each Co-Issuer, AIG and the Purchasers of the Series 2017-1 Notes, it shall become a binding agreement among Holdings and the other Guarantors, the Co- Issuers, AIG, and the holders of the Series 2017-1 Notes. This Agreement shall also inure to the benefit of each Purchaser which shall hereafter execute and deliver a Supplement, and each such Purchaser shall be bound by this Agreement to the extent provided in such Supplement.

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CO-ISSUERS:

ALEXANDER & BALDWIN, LLC, a Delaware limited liability

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Authorized Signatory

ALEXANDER & BALDWIN, LLC, SERIES R

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President and Treasurer

ALEXANDER & BALDWIN, LLC, SERIES T

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Controller

ALEXANDER & BALDWIN, LLC,
SERIES M

By: /s/ Christopher Benjamin
Name: Christopher Benjamin
Title: President, Chief Executive Officer, Secretary and Treasurer

HOLDINGS:
ALEXANDER & BALDWIN, INC.,
a Hawaii corporation

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President and Treasurer

The foregoing Agreement is hereby accepted as
of the date first above written.

AIG ASSET MANAGEMENT (U.S.), LLC.

By: /s/ G. Griffin Behncke
Name: G. Griffin Behncke
Title: Managing Director

PURCHASERS OF SERIES 2017-1 NOTES:

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as
Investment Adviser

By: /s/ G. Griffin Behncke
Name: G. Griffin Behncke
Title: Managing Director

GUARANTORS:

ALEXANDER & BALDWIN, INC.,
a Hawaii corporation

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President and Treasurer

ALEXANDER & BALDWIN INVESTMENTS, INC.,
a Delaware limited liability company

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Senior Vice President and Treasurer

GRACE PACIFIC LLC, a Hawaii limited liability company

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Treasurer

A&B II, LLC, a Hawaii limited liability company

By: /s/ Paul K. Ito
Name: Paul K. Ito
Title: Treasurer